TeleCommunication Systems Reports First Quarter 2014 Results

ANNAPOLIS, Md., May 1, 2014 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the first quarter ended March 31, 2014.

Summary of First Quarter 2014 Results

  Revenue was $85.1 million, up 8% sequentially from $78.6 million in the previous quarter and down 10% from $94.8 million in the first quarter of 2013.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was $8.0 million compared to $9.5 million in the year-ago quarter (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $2.2 million or $0.04 per diluted share, up from $2.1 million or $0.04 per diluted share in the first quarter of 2013.
  GAAP net loss of $(0.01) per diluted share was the same as for the first quarter last year.

Commenting on the quarter, Chairman and CEO Maurice B. Tose said: "Our first quarter operating results were better than budgeted, as we execute our plan for growing commercial and international business, and as funding for new government business makes its way through the requisite processes.

"First quarter government business improved over the previous quarter, as we realized growth in cyber-related services. We were notified yesterday that the company has been selected as an awardee under the Department of Homeland Security's EAGLE II contract vehicle for their $22 billion 7-year technology services contract. Our 9-1-1 business continues to grow, and we see our commercial funded backlog building as funding for projects going forward is improving.

"We continue to expand the elements of our commercial platform and applications solutions into multiple ecosystems via our Application Program Interface (API) tool kit. We added a third global-scale customer this quarter to integrate our APIs into their development community. The API tool kit is used by developers to rapidly integrate messaging and location-based services into their applications, enabling access to emerging data services in support of 'the Internet of Things.'

"We also expanded our customer footprint in Europe and the Middle East, opening a number of new doors to the entire TCS portfolio. Together with our growing list of intellectual property monetization projects, we see these milestones leading to steady improvement in operating performance as we address our increasingly overlapping markets with secure, innovative and highly reliable wireless technology solutions."

First Quarter 2014 Highlights

  Awarded a $6.8 million contract to supply maritime satellite systems and support to the U.S. Army under the Army's Global Tactical Advanced Communications Systems Contract (GTACS) IDIQ vehicle, which has an estimated ceiling of $10 billion over five years.
  Selected as one of the awardees under the Army's multi-year Worldwide Communications and Infrastructure Support (WCIS) Basic Ordering Agreement (BOA).
  Signed patent agreement with Patent Monetization Associates (PMA) as part of TCS' intellectual property monetization program, whereby PMA acquired certain patents from TCS' messaging patent portfolio providing TCS an opportunity to receive future royalties.

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Loss

($000 except EPS)	Quarter ended March 31,
	2014	2013
	(unaudited)

Revenue	$ 85,090	$ 94,794
Adjusted EBITDA	$ 7,977	$ 9,464
Non-cash charges [1]	(6,471)	(8,856)
Income from operations	1,506	608
Interest and other expense	(2,235)	(2,236)
Tax benefit	252	799
Net loss	$ (477)	$ (829)

Net loss per share - diluted	$ (0.01)	$ (0.01)

Net loss	$ (477)	$ (829)
Amortization of non-cash stock-based compensation expense	1,821	2,452
Amortization of acquired intangible assets	949	1,142
Amortization of deferred financing fees	168	297
Non-cash tax expense/(benefit)	(252)	(997)
Adjusted net income	$ 2,209	$ 2,065

Adjusted net income per share - diluted	$ 0.04	$ 0.04

[1] Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

First Quarter 2014 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended March 31,
	Government			Commercial			Total
	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)
Revenue
Services	$ 27.6	$ 36.1	$ (8.5)	$ 34.6	$ 37.4	$ (2.8)	$ 62.2	$ 73.5	$ (11.3)
Systems	17.5	16.7	0.8	5.4	4.6	0.8	22.9	21.3	1.6
Total revenue	$ 45.1	$ 52.8	$ (7.7)	$ 40.0	$ 42.0	$ (2.0)	$ 85.1	$ 94.8	$ (9.7)

Gross profit
Gross profit-services	$ 7.9	$ 10.7	$ (2.8)	$ 20.9	$ 21.0	$ (0.1)	$ 28.8	$ 31.7	$ (2.9)
As % of revenue	29%	30%		60%	56%		46%	43%
Gross profit-systems	3.3	2.8	0.5	2.7	1.0	1.7	6.0	3.8	2.2
As % of revenue	19%	17%		50%	22%		26%	18%
Total gross profit	$ 11.2	$ 13.5	$ (2.3)	$ 23.6	$ 22.0	$ 1.6	$ 34.8	$ 35.5	$ (0.7)
As % of revenue	25%	26%		59%	52%		41%	37%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the first quarter of 2014 was $45.1 million versus $52.8 million in last year's first quarter. Services revenue was lower due mainly to the draw-down of Afghanistan field support personnel. Government systems revenue was up due mainly to higher space and component sales, as TCS awaits expected funding for new system deliveries later this year.

Government gross profit was $11.2 million or 25% of revenue, down from $13.5 million or 26% of revenue last year on the lower volume. Government services gross profit was down while systems gross profit was up on the higher components volume.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue for the first quarter of 2014 was $40.0 million compared to $42.0 million last year. Services revenue was down due to lower carrier application subscription revenue, and non-recurring project work in 2013, which was partly offset by continuing growth in 9-1-1-related revenue. Commercial systems revenue was $5.4 million compared to $4.6 million last year, up mainly due to higher location platform sales and Nextgen 9-1-1 systems deployment revenue.

Commercial segment gross profit was $23.6 million or 59% of revenue, up from $22.0 million or 52% of revenue in the first quarter of 2013. Commercial systems gross profit was higher on more volume and average margins were 50% of revenue versus 22% a year ago as the higher volume absorbed fixed costs more efficiently.

Operating Costs and Expenses:

R&D: First quarter 2014 R&D expense was $10.4 million (12% of revenue), up from $8.5 million (9% of revenue) in the same year-ago quarter. The increase reflects less first quarter development work being subject to capitalization than in the first quarter last year, and investments in 9-1-1 software and updates to location-based products, including toolkits and application program interfaces for markets beyond network operators.

SG&A: First quarter 2014 selling, general and administrative expense was down 14% to $18.6 million (22% of revenue) from $21.7 million (23% of revenue) in the first quarter of 2013, reflecting benefits from second half 2013 cost reductions and efficiency improvements.

Non-cash charges: First quarter 2014 non-cash charges to operating profit were $6.5 million, down from $8.9 million in last year's first quarter, which was due to lower depreciation and amortization following fourth quarter 2013 write-downs of some intangible assets and lower non-cash stock-based compensation.

Income Taxes:

After fully reserving the company's deferred tax assets in 2013, the company expects negligible income tax charges in 2014. The small credit in the first quarter reflects an adjustment to expected refunds receivable.

Liquidity and Capital Resources:

At March 31, 2014, TCS had $65.3 million of cash and securities, up from $61.9 million at the beginning of the quarter. Funds were generated in the quarter from $8.0 million in adjusted EBITDA, a $0.4 million decrease in working capital, $0.3 million in borrowings under capital lease facilities, and $0.1 million in proceeds from exercises of employee stock options. Cash was used during the quarter for $1.9 million of debt principal payments, $1.9 million for capital expenditures (including software development), $0.3 million in earn-out payments, and $1.3 million for cash interest, cash taxes and other expenses. At the end of the quarter, the company's liquidity included $30 million availability under the bank line of credit, $14.6 million undrawn delayed draw term loan facility available for retirement of the remaining notes due in November 2014, and up to an additional $18.9 million available on March 31, 2015 for further borrowings as covenant requirements are met.

Intellectual Property:

TCS was issued 14 patents during the first quarter of 2014, and sold eight issued patents and four pending applications. At quarter-end, the company's patent portfolio totaled 355 patents issued in the U.S. and abroad, with more than 300 patent applications pending.

Backlog:

	12/31/2013	New Orders	Revenue	3/31/2014
($millions)
Commercial Funded Contract Backlog	$ 223.7	$ 59.5	$ (40.0)	$ 243.2
Government Funded Contract Backlog	64.4	28.7	(45.1)	48.0
Total Funded Contract Backlog	288.1	88.2	(85.1)	291.2
Un-funded Customer Options	724.4	(684.1)	-	40.3
Total Backlog	$ 1,012.5	$ (595.9)	$ (85.1)	$ 331.5

Funded contract backlog on March 31, 2014 was $291.2 million, of which the company expects to recognize approximately $165.6 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue, by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved and could expire unused. Unfunded backlog declined as $680 million of unfunded orders under the World-Wide Satellite Systems contract vehicle expired unused at the end of the first quarter of 2014.

The company's backlog, at any given time, may be affected by various factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (May 1, 2014) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-877-941-1428
International Number: 1-480-629-9665
Conference ID: 4678522

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through May 15, 2014 via the same website link as well as by phone:

Replay Dial-in Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 4678522

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our IP monetization projects that are under way, our expected backlog realization, and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) we are executing our plan for growing commercial business and we are awaiting funding for government business later this year; (b) we see our commercial funded backlog building as project funding is improving; (c) our customer footprint expansion in Europe and the Middle East is opening new doors; (d) we see certain milestones, including intellectual property monetization projects, as leading to improvement in operating profit; and (e) we expect negligible income tax charges in 2014.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(amounts in $000)	2014	2013
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 65,289	$ 61,908
Accounts receivable, net	44,447	45,789
Unbilled receivables	17,072	16,009
Inventory	9,185	9,890
Deferred project costs and other current assets	15,063	15,286
Total current assets	151,056	148,882

Property and equipment, net	36,334	38,355
Software development costs, net	4,389	4,178
Acquired intangible assets, net	20,054	21,003
Goodwill	104,241	104,241
Other assets	4,821	4,796
Total assets	$ 320,895	$ 321,455

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 35,972	$ 38,750
Deferred revenue	27,970	24,809
Current debt:
Bank term debt, notes payable, and capital leases	15,734	15,583
Convertible notes due 2014	14,562	14,562
Total current debt	30,296	30,145

Total current liabilities	94,238	93,704

Noncurrent debt:
Bank term debt, notes payable, and capital leases	65,593	67,384
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	115,593	117,384
Other liabilities	1,017	1,124

Total stockholders'equity	110,047	109,243
Total liabilities and stockholders' equity	$ 320,895	$ 321,455

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
($000 except EPS)	2014	2013

Revenue
Services	$ 62,269	$ 73,518
Systems	22,821	21,276
Total revenue	85,090	94,794

Direct costs of revenue
Direct cost of services revenue	33,415	41,801
Direct cost of systems	16,876	17,512
Total direct cost of revenue	50,291	59,313

Services gross profit	28,854	31,717
As a % of revenue	46%	43%
Systems gross profit	5,945	3,764
As a % of revenue	26%	18%
Total gross profit	34,799	35,481
Total gross profit as a % of revenue	41%	37%

Operating expenses
Research and development expense	10,363	8,526
Sales and marketing expense	6,931	8,049
General and administrative expense	11,647	13,648
Depreciation and amortization of property and equipment	3,403	3,508
Amortization of acquired intangible assets	949	1,142
Total operating expenses	33,293	34,873

Income from operations	1,506	608

Interest expense	(2,204)	(1,844)
Amortization of deferred financing fees	(168)	(297)
Other income (expense), net	137	(95)
Net loss before income taxes	(729)	(1,628)

Income tax benefit	252	799
Net loss	$ (477)	$ (829)

Net loss per share - basic	$ (0.01)	$ (0.01)

Net loss per share-diluted	$ (0.01)	$ (0.01)

Weighted average shares used in calculation - basic	59,079	58,573
Weighted average shares used in calculation - diluted	59,079	58,573

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	MAllen@telecomsys.com	info@liolios.com

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